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                                                                  -----------------------------
                                      UNITED STATES               OMB APPROVAL
                          SECURITIES AND EXCHANGE COMMISSION      -----------------------------
                            WASHINGTON, D.C. 20549                OMB Number: 3235-0145
                                                                  -----------------------------
                                                                  Expires: October 31, 2002
                                                                  -----------------------------
                                                                  Estimated average burden
                                                                  hours per response. . . 14.9
                                                                  -----------------------------
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                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                  Versicor Inc.
               ---------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
               ---------------------------------------------------
                         (Title of Class of Securities)

                                    925314106
               ---------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
               ---------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             Rule 13d-1(b)
             Rule 13d-1(c)
        X    Rule 13d-1(d)


-------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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
-------------------------------------------- ---------------------------- ------------------------------------------
CUSIP NO. 925314106                                                       PAGE     2    OF     5    PAGES
                                                                               --------    --------
--------- ----------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Apax Europe IV GP Co Limited
--------- ------------------------------------------------------------------------------------------- --------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [ ]
                                                                                                      (b) [ ]
--------- ----------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Guernsey
----------------------- ---------- ---------------------------------------------------------------------------------
   NUMBER OF
    SHARES        5.         SOLE VOTING POWER
 BENEFICIALLY                - 0 -
   OWNED BY       ---------- ---------------------------------------------------------------------------------------
    EACH          6.         SHARED VOTING POWER
  REPORTING                  1,836,158
PERSON WITH       ---------- ---------------------------------------------------------------------------------------
                  7.         SOLE DISPOSITIVE POWER
                             - 0 -
                  ---------- ---------------------------------------------------------------------------------------
                  8.         SHARED DISPOSITIVE POWER
                             1,836,158
--------- ----------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,836,158
--------- ------------------------------------------------------------------------------------------- --------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                                                       [ ]

--------- ----------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          6.3%
--------- ----------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
          CO
--------- ----------------------------------------------------------------------------------------------------------
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                                               Page    3     of     5     Pages
                                                    --------    ---------
Item 1.     (a)  Name of Issuer:
                 Versicor Inc
            (b)  Address of Issuer's Principal Executive Offices:
                 34790 Ardentech Court
                 Freemont, CA 94555
                 USA

Item 2.     (a)  Name of Person Filing:
                 Apax Europe IV GP Co Limited acting in its capacity as
                 managing general partner of Apax Europe IV GP, L.P.
                 acting in its capacity as managing general partner of:
                 Apax Europe IV - A, L.P.
                 Apax Europe IV - B, L.P.
                 Apax Europe IV - C GmbH & Co.KG
                 Apax Europe IV - D, L.P.
                 Apax Europe IV - E, L.P.
                 Apax Europe IV - F, L.P.
                 Apax Europe IV - G, L.P.
                 Apax Europe IV - H GmbH & Co.KG
            (b)  Address of Principal Business Office or, if none, Residence:
                 13 - 15 Victoria Road
                 St Peter Port
                 Guernsey
            (c)  Citizenship:
                 Guernsey
            (d)  Title of Class of Securities:
                 Common Stock
            (e)  CUSIP Number:
                 925314106
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Item 3.          If this statement is filed pursuant to Rule 13d-1(b) or Rule 3d-2(b) or (c), check whether the person filing is a:
            (a)  [ ]    Broker or dealer registered under Section 15 of the Act.
            (b)  [ ]    Bank as defined in Section 3(a)(6) of the Act.
            (c)  [ ]    Insurance company as defined in Section 3(a)(19) of the Act.
            (d)  [ ]    Investment company registered under Section 8 of the Investment Company Act of 1940.
            (e)  [ ]    An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
            (f)  [ ]    An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
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

                                                                          Page    4     of     5     Pages
                                                                               --------    ---------

            (g)  [ ]    A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
            (h)  [ ]    A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act.
            (i)  [ ]    A church plan that is excluded from the definition of an investment company under Section
            (j)  [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.          Ownership.
            (a)  Amount beneficially owned: _________1,836,158___________.
            (b)  Percent of class: ___________6.3%______________.
            (c)  Number of shares such person has:
                     (i)  Sole power to vote or to direct the vote ____0____.
                    (ii)  Shared power to vote or to direct the vote _______1,836,158________.
                   (iii)  Sole power to dispose or to direct the disposition of _____0_________.
                    (iv)  Shared power to dispose or to direct the disposition of ___1,836,158___.

Item 5.          Ownership of Five Percent or Less of a Class.
                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.          Ownership of More than Five Percent on Behalf of Another Person.
                          Not applicable.

Item 7.          Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on
                 By the Parent Holding Company.
                          Not applicable.

Item 8.          Identification and Classification of Members of the Group.
                          Not applicable.

Item 9.          Notice of Dissolution of Group.
                          Not applicable.
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                                               Page    5     of     5     Pages
                                                    --------    ---------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           February 14, 2002
                               --------------------------------------------
                                                 (Date)

                               APAX EUROPE IV GP CO LIMITED


                               BY: /s/ Peter L. Gilson
                                  -----------------------------------------
                                                (Signature)

                                       Peter L. Gilson, Director
                               --------------------------------------------
                                                (Name/Title)

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention:   Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)